Exhibit 99.1

PRESS RELEASE
10/17/24
Carlisle Companies to Acquire Plasti-Fab, a Canadian Based Vertically Integrated Manufacturer of Expanded Polystyrene Insulation Products
•Acquisition is consistent with Vision 2030 strategy to acquire superior building envelope products and solutions within Carlisle’s existing core
•Track record of above market growth in the expanded polystyrene market driven by tenured management team with deep experience
•Meaningful annual cost synergies of $14 million expected within the first three years
•Establishes Carlisle as an industry leader in the $1.5B North American expanded polystyrene insulation market, adding approximately $0.30 of adjusted earnings per share in 2025
SCOTTSDALE, ARIZONA, October 17, 2024 - Carlisle Companies Incorporated (NYSE:CSL) today announced that it has entered into a definitive agreement to acquire the expanded polystyrene "EPS" insulation segment of PFB Holdco, Inc., a portfolio company of The Riverside Company, composed of the Plasti-Fab and Insulspan brands (collectively referred to as “Plasti-Fab”). Plasti-Fab is a leading vertically integrated provider of EPS insulation products across Canada and the Midwestern United States. Under the terms of the agreement, Carlisle will purchase Plasti-Fab for $259.5 million in cash. The purchase price represents 6.7x on adjusted EBITDA for the twelve months ended August 31, 2024, inclusive of run-rate cost synergies.
Plasti-Fab is headquartered in Calgary, Alberta, and has eight manufacturing locations across Canada and three in the United States serving the commercial, residential, and infrastructure construction markets. Plasti-Fab generated revenue of $109 million for the twelve months ended August 31, 2024.
Consistent with Carlisle’s stated Vision 2030 strategy, the Plasti-Fab acquisition leverages Carlisle’s mergers and acquisitions "M&A" engine and fulfills its three core M&A tenets including an embedded organic growth story with a 10-year track record of above market growth, identified hard cost synergies of $14 million largely related to Plasti-Fab’s vertically integrated polystyrene resin manufacturing capability that can be consumed across Carlisle’s combined EPS insulation footprint, and a strong management team that will play a significant role in supporting Carlisle Weatherproofing Technologies' growth strategy and integration success utilizing the Carlisle M&A playbook.
Chris Koch, Chair, President, and Chief Executive Officer, said, “The acquisition of Plasti-Fab delivers vertically integrated polystyrene capabilities to our Insulfoam EPS business while adding scale, supporting retail channel growth, and filling key geographic gaps in the U.S. and Canada. This acquisition is consistent with Vision 2030 and our intent to build on our strategic pivot to a pure-play building products company with increased investment in innovation and a continued emphasis on synergistic M&A guided by our repeatable M&A model. I am confident that we will create significant value for all our stakeholders as we leverage the Carlisle Operating System across the Plasti-Fab business.”

The acquisition, which is subject to customary closing conditions, is expected to close in the fourth quarter of 2024.
Forward-Looking Statements
This press release contains forward-looking statements, including those with respect to the acquisition of Plasti-Fab, our ability to achieve expected cost synergies from the acquisition, our ability to integrate Plasti-Fab after the closing, and the anticipated timing of the closing of the transaction. These statements represent only Carlisle’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Carlisle’s control. Actual results could differ materially from those reflected in this press release for various reasons, including the failure of the parties to meet or waive closing conditions and the failure to receive required regulatory approvals. Carlisle disclaims any obligation to update forward-looking statements except as required by law.
Non-GAAP Measures
This press release also contains references to adjusted earnings per share and adjusted EBITDA, neither of which are recognized under U.S. generally accepted accounting principles. Carlisle believes that adjusted earnings per share and adjusted EBITDA are useful to investors because they allow for comparison to prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency, and magnitude of such items. As a result, the Company believes that these measures enhance the ability of investors to analyze trends in business and evaluate performance relative to peer companies. The Company is not providing reconciliations for these forward-looking non-GAAP financial measures because the Company is unable to predict with reasonable certainty the ultimate outcome of adjusted items without unreasonable efforts. These items are uncertain, depend on various factors and could be material to financial results computed in accordance with GAAP.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials ("CCM") and Carlisle Weatherproofing Technologies ("CWT") – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System ("COS"), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050. Learn more about Carlisle at www.carlisle.com.
Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592-9668
mpatel@carlisle.com